The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated November 23 2018.

PRELIMINARY PRICING SUPPLEMENT No. A283 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated November 23, 2018

Credit Suisse AG $• Capped GEARS

Linked to the Performance of the Vanguard FTSE Emerging Markets ETF due January 30, 2020

Principal at Risk Securities

Investment Description
These Capped GEARS (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Vanguard FTSE Emerging Markets ETF (the “Underlying”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Underlying Return is greater than or equal to zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the lesser of (i) the Maximum Gain expected to be between 18.80% and 19.80% (the actual Maximum Gain will be determined on the Trade Date) and (ii) the Underlying Return multiplied by the Upside Gearing of 3. If the Underlying Return is less than zero, Credit Suisse will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the full depreciation of the Underlying. In that case, you will lose some and possibly all of your investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You will have full downside exposure to the Underlying and may lose some or all of your Principal Amount at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features
❑	Enhanced Growth Potential up to the Maximum Gain: If the Underlying Return is greater than or equal to zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the lesser of (i) the Maximum Gain and (ii) the Underlying Return multiplied by the Upside Gearing. If the Underlying Return is less than zero, investors will be exposed to the negative Underlying Return at maturity.

❑	Full Downside Market Exposure at Maturity: If the Underlying Return is less than zero, Credit Suisse will pay you less than your full Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Underlying. You will have full downside market exposure to the Underlying at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates*
Trade Date*	November 27, 2018
Settlement Date*	November 30, 2018
Final Valuation Date**	January 27, 2020
Maturity Date**	January 30, 2020
*	Expected.

**	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING FROM THE INITIAL UNDERLYING LEVEL TO THE FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of the Vanguard FTSE Emerging Markets ETF. The indicative Maximum Gain range and Upside Gearing for the Securities are listed below. The actual Initial Underlying Level and Maximum Gain will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Initial Underlying Level	Maximum Gain	Upside Gearing	CUSIP	ISIN
Vanguard FTSE Emerging Markets ETF		18.80% to 19.80%	3	22551LLR9	US22551LLR95

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date will be between $9.60 and $9.90 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the Vanguard FTSE Emerging Markets ETF due January 30, 2020	$•	$10	$•	$0.20	$•	$9.80

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor may receive a fee from Credit Suisse or one of our affiliates of up to $0.20 per $10 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution”in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–C dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement and “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦	You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦	You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦	You believe that the level of the Underlying will increase over the term of the Securities and you are willing to give up any appreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level in excess of the Maximum Gain (the actual Maximum Gain will be set on the Trade Date).

♦	You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦	You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You do not seek current income from your investment.

♦	You understand and accept the risks associated with the Underlying.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦	You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦	You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You believe that the level of the Underlying will decline during the term of the Securities and the Final Underlying Level is likely to be less than the Initial Underlying Level, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦	You seek an investment that participates in the full appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level or that has unlimited return potential, or you would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover page hereof (the actual Maximum Gain will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You prefer the lower risk and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦	You seek current income from your investment.

♦	You do not understand or accept the risks associated with the Underlying.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlying, see “Historical Information” in this pricing supplement.

Key Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Approximately 14 months. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlying	Vanguard FTSE Emerging Markets ETF
Upside Gearing	3
Maximum Gain	Expected to be between 18.80% and 19.80%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per Security)

If the Underlying Return is greater than or equal to zero, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

If the Underlying Return is less than zero, Credit Suisse will pay you a cash payment of:

$10 + ($10 × Underlying Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level	The Closing Level of the Underlying on the Trade Date.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date.
Closing Level	The Closing Level of the Underlying on any trading day will be the last reported sale price for one share of the Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for the Underlying.
Final Valuation Date	January 27, 2020, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	January 30, 2020, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
CUSIP / ISIN	22551LLR9 / US22551LLR95

Investment Timeline

Trade Date	The Closing Level of the Underlying (Initial Underlying Level) is observed and the Maximum Gain is set.

Maturity Date

The Final Underlying Level and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is greater than or equal to zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × the Upside Gearing)]

If the Underlying Return is less than zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Underlying Return Cap	Maximum Gain
Upside Participation Rate	Upside Gearing
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Underlying Level is less than the Initial Underlying Level, you will be fully exposed to any depreciation in the Underlying from the Initial Underlying Level to the Final Underlying Level and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Initial Underlying Level, and in that case, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Underlying Level will be less than the Initial Underlying Level will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level could be less than the Initial Underlying Level, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than the Initial Underlying Level at that time. The stated payout on the Securities, including the application of the Upside Gearing up to the Maximum Gain, applies only if you hold the Securities to maturity.

♦	There are risks associated with the Underlying — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the Securities. For additional information about the Underlying, see “The Underlying” herein.

♦	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate to the performance of the Tracked Index — The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the investment advisor for the Underlying may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the Underlying, see “The Underlying” herein.

♦	Foreign securities markets risk — Some or all of the assets included in the Underlying are issued by foreign companies and trade in foreign securities markets. Investments in the Securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlying may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlying, and therefore the performance of the Underlying and the value of the Securities.

♦	The Securities will be subject to risks associated with small capitalization stocks — Some of the stocks that constitute the FTSE Emerging Markets All Cap China A Inclusion Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Emerging markets risk — The Underlying is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the Securities.

♦	Currency exchange risk — Because the prices of the equity securities included in the Underlying are converted into U.S. dollars for purposes of calculating the level of the Underlying, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Underlying trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Underlying, the level of the Underlying and the value of the Securities.

♦	The appreciation potential of the Securities is limited by the Maximum Gain — Your potential total return on the Securities at maturity is limited by the Maximum Gain, and therefore any further appreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level where the product of the Underlying Return and the Upside Gearing is greater than the Maximum Gain will not result in any further benefit to you. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlying.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in the Underlying or instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate)

may be significantly less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have any ownership interest or rights in shares of the Underlying or the assets that comprise the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the Securities.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in any accompanying product supplement.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the Securities described herein is respected, there is a substantial risk that a Security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately 14 months
Upside Gearing:	3
Maximum Gain:	18.80% (the bottom of the expected range of 18.80% to 19.80%)

Example 1— The level of the Underlying increases by 50% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is greater than zero, therefore the Payment at Maturity is calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

$10 + [$10 × the lesser of (i) 18.80% and (ii) (50% × 3)]

$10 + [$10 × the lesser of (i) 18.80% and (ii) 150%]

Payment at Maturity = $10 + $10 ×18.80% = $11.88

Because the Underlying Return multiplied by the Upside Gearing is equal to 150%, the Payment at Maturity is equal to the Maximum Gain of $11.88 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 18.80%.

Example 2— The level of the Underlying increases by 5% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is greater than zero, therefore the Payment at Maturity is calculated as follows:

$10 + [$10 × the lesser of (i) Maximum Gain and (ii) (Underlying Return × Upside Gearing)]

$10 + [$10 × the lesser of (i) 18.80% and (ii) (5% × 3)]

$10 + [$10 × the lesser of (i) 18.80% and (ii) 15%]

Payment at Maturity = $10 + ($10 × 15%) = $11.50

Because the Underlying Return multiplied by the Upside Gearing is equal to 15%, the Payment at Maturity is equal to $11.50 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 15%.

Example 3— The level of the Underlying decreases by 60% from the Initial Underlying Level to the Final Underlying Level. The Underlying Return is negative, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%

Payment at Maturity = $10 + ($10 × -60%) = $4

Because the Underlying Return is less than zero, the Securities will be fully exposed to any decline in the level of the Underlying as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Underlying Return is less than zero, the Securities will be fully exposed to any decline in the Underlying, and you will lose a significant portion or all of your Principal Amount at maturity.

Hypothetical Payment at Maturity (per Security)

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity (per Security)
100%	18.80%	$11.88
90%	18.80%	$11.88
80%	18.80%	$11.88
70%	18.80%	$11.88
60%	18.80%	$11.88
50%	18.80%	$11.88
40%	18.80%	$11.88
30%	18.80%	$11.88
20%	18.80%	$11.88
10%	18.80%	$11.88
6.27%	18.80%	$11.88
5%	15%	$11.50
0%	0%	$10
−10%	−10%	$9
−20%	−20%	$8
−30%	−30%	$7
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

Even if the treatment of the Securities as described herein is respected, there is a substantial risk that your purchase of a Security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Securities should not be treated as transactions that have a

“delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Securities under Section 871(m) will be made as of the Trade Date for the Securities and it is possible that the Securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying

The Vanguard FTSE Emerging Markets ETF

We have derived all information contained herein regarding the Vanguard FTSE Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, The Vanguard Group, Inc., which maintains and manages the Vanguard FTSE Emerging Markets ETF and acts as investment advisor to the Vanguard FTSE Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the Vanguard FTSE Emerging Markets ETF.

The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 4,032 common stocks of large-, mid- and small-cap companies located in emerging markets around the world.

The Vanguard Group, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Vanguard FTSE Emerging Markets ETF. Information filed by The Vanguard Group, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers 033-32548 and 811-05972. Shares of the Vanguard FTSE Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “VWO.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 2, 2013 through November 21, 2018. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the Vanguard FTSE Emerging Markets ETF, see “The Underlying” herein.

The closing level of the Underlying on November 21, 2018 was $39.00.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor may receive a fee from Credit Suisse or one of our affiliates of up to $0.20 per $10 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.